EXHIBIT 16.1

Disclosure of Mine Safety and Health Administration (“MSHA”) Safety Data

PolyMet is committed to the health and safety of its employees and in providing an incident free workplace. The Company maintains a comprehensive health and safety program that includes extensive training for all employees and contractors, site inspections, emergency response preparedness, crisis communications training, incident investigation, regulatory compliance training and process auditing.

PolyMet’s U.S. mining operations are subject to MSHA regulation under the U.S. Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects our mining operations on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. Whenever MSHA issues a citation or order, it also generally proposes a civil penalty, or fine, related to the alleged violation.

The following disclosures are provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934 that operate mines regulated under the Mine Act.

The information in the table below reflects citations and orders MSHA issued to PolyMet during the year ended January 31, 2016 as reflected in our records. The data in our system may not match or reconcile with the data MSHA maintains on its public website. In evaluating this information, consideration should also be given to factors such as: (i) the number of citations and orders may vary depending on the size and operation of the mine, (ii) the number of citations issued may vary from inspector to inspector and mine to mine, and (iii) citations and orders may be contested and appealed, and in that process, may be reduced in severity and amount, and may be dismissed.

Received
									Received	Notice of
									Notice of	Potential	Legal
		Section						Total	Pattern of	to Have	Actions	Categories
		104		Section			Total dollar	number	Violations	Pattern	Pending	of	Legal	Legal
		Significant		104(d)			value of	of	Under	under	as of	Pending	Actions	Actions
	Mine or	and	Section	Citations	Section	Section	MSHA	Mining	Section	section	Last	Legal	Initiated	Resolved
Mine	Operating	Substantial	104(b)	and	110(b)(2)	107(a)	assessments	Related	104(e)	104(e)	Day of	Actions	During	During
ID number(1)	Name	Citations (2)	Orders (3)	Orders (4)	Violations (5)	Orders (6)	proposed (7)	Fatalities	yes/no	yes/no	Period(8)	(i-vii)(9)	Period	Period
2103658	POLYMET	0	0	0	0	0	$ 0	0	No	No	0	NA	0	0

1

MSHA assigns an identification number to each mine or operation and may or may not assign separate identification number to related facilities. The information provided in this table is presented by mine identification number.

2	Represents the total number of citations issued by MSHA for violation of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.
3

Represents the total number of orders issued, which represents a failure to abate a citation under section 104(a) within the period prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

4	Represents the total number of citation and orders issued by MSHA for unwarrantable failure to comply with mandatory health or safety standards.
5	Represents the total number of flagrant violations identified.
6	Represents the total number of imminent danger orders issued under section 107(a) of the Mine Act.
7	Amounts represent the total dollar value of proposed assessments received from MSHA.
8	Pending legal actions before the Federal Mine Safety and Health Review Commission (the “Commission”) as required to be reported by Section 1503(a)(3) of the Act.
9	The following provides additional information regarding the types or categories of proceedings that may be brought before the commission:.

(i)	Contest Proceedings - may be filed with the Commission by an operator to challenge the issuance of a citation or order issued by MSHA;
(ii)	Civil Penalty Proceedings - may be filed with the Commission by an operator to challenge a civil penalty MSHA has proposed for a violation contained in a citation or order;
(iii)

Discrimination Proceedings - involves a miner’s allegation that he or she has suffered adverse employment action because he or she engaged in activity protected under the Mine Act, such as making a safety complaint;

(iv)	Temporary Reinstatement Proceedings - involves cases in which a miner has filed a complaint with MSHA stating that he or she suffered discrimination and the miner lost his or her position;
(v)

Compensation Proceedings - may be filed with the Commission by miners entitled to compensation when a mine is closed by certain closure orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation if any, due to miners idled by the orders;

(vi)	Applications for Temporary Relief - applications for temporary relief of any order issued under Section 104; and
(vii)	Appeals.